RYAN'S FAMILY STEAK HOUSES, INC.
              REPORTS AUGUST SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
August  30,  2000  ("August") decreased  by  0.1%.   Details
follow:

                                      August 2000
                                      (Unaudited)

  Total sales                       $55,000,000
  Increase from prior year                +4.1%

  Average unit sales:
  Same-store (open at least 18 mos.)      -0.1%
  All-store (all Ryan's units)            -0.6%

At  August  30,  2000, the Company owned  and  operated  297
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on September 27, 2000.